UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (date of earliest event reported): December 31, 2009
MARINER ENERGY, INC.
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation)	1-32747 (Commission File Number)	86-0460233 (I.R.S. Employer Identification No.)

One BriarLake Plaza, Suite 2000 2000 West Sam Houston Parkway South Houston, Texas (Address of principal executive offices)	77042 (Zip Code)
Registrant’s telephone number, including area code: (713) 954-5500

(Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.01 Completion of Acquisition or Disposition of Assets.
On December 31, 2009, Mariner Energy, Inc. (“Mariner”) acquired the reorganized subsidiaries and operations of Edge Petroleum Corporation (“Seller”) pursuant to a Purchase and Sale Agreement, dated as of December 9, 2009, by and between Seller; its five direct and indirect wholly-owned subsidiaries: Edge Petroleum Exploration Company (“EPEC”), Miller Exploration Company (“Miller”), Edge Petroleum Operating Company, Inc. (“EPOC”), Edge Petroleum Production Company (“EPPC”), and Miller Oil Corporation (“Miller Oil” and together with EPEC, Miller, EPOC and EPPC, the “Reorganized Subsidiaries”); and Mariner (the “Purchase Agreement”). Pursuant to the Purchase Agreement, the effective date of the transactions is June 30, 2009 and the purchase price is $260 million, less adjustments which resulted in a net purchase price of approximately $214 million, subject to final adjustments. Mariner financed the net purchase price by borrowing under its secured revolving credit facility with a syndicate of banks.
The assets of the Reorganized Subsidiaries as of December 31, 2009 consist primarily of (i) Mariner internally estimated proved reserves of approximately 106 billion cubic feet of natural gas equivalent (Bcfe), of which approximately 70% are developed, 72% are natural gas, 28% are crude oil and natural gas liquids, 80% are located in South Texas, and 45% are in the Flores/Bloomberg field in Starr County, Texas, and (ii) approximately 70,000 net acres of undeveloped leasehold, primarily in Texas and New Mexico.
Each of Seller, EPEC, Miller, EPOC, EPPC and Miller Oil (collectively, the “Debtors”) filed a case in the United States Bankruptcy Court for the Southern District of Texas, Corpus Christi Division, (the “Bankruptcy Court”) pursuant to Chapter 11 of Title 11 of the United States Code. On December 14, 2009, the Bankruptcy Court entered a confirmation and sale order confirming the Debtors’ plan of reorganization and approving the transactions contemplated by the Purchase Agreement, subject to any appeals. Although appeals have been noticed, Mariner does not anticipate that they will result in a material adverse effect on Mariner, the Reorganized Subsidiaries or Mariner’s acquisition of them.
A copy of the Purchase Agreement is attached as Exhibit 2.1 and incorporated herein by reference. The above description of the Purchase Agreement is a summary and is qualified in its entirety by the complete text of the Purchase Agreement.
Item 8.01 Other Events.
In December 2009, Mariner received approximately $46 million from Oil Insurance Limited in respect of Hurricanes Katrina, Rita and Ike. For additional information regarding Mariner’s insurance coverage, please refer to Mariner’s Form 10-Q for the quarter ended September 30, 2009 under Note 9 (Commitments and Contingencies) to the Condensed Consolidated Financial Statements (Unaudited).
Item 9.01 Financial Statements and Exhibits.
(a)	Financial Statements of Businesses Acquired.
The required financial statements of the Reorganized Subsidiaries will be filed by amendment to this Report no later than 71 calendar days after the date on which this Report is due.
(b)	Pro Forma Financial Information.
The required pro forma financial information will be filed by amendment to this Report no later than 71 calendar days after the date on which this Report is due.
(d)	Exhibits.

No.	Description
2.1+	Purchase and Sale Agreement, dated as of December 9, 2009, by and between Edge Petroleum Corporation, Edge Petroleum Exploration Company, Miller Exploration Company, Edge Petroleum Operating Company, Inc., Edge Petroleum Production Company, Miller Oil Corporation, and Mariner Energy, Inc.

+	Filed with a list briefly identifying the contents of omitted schedules and exhibits. Mariner agrees to furnish supplementally a copy of any omitted schedule or exhibit to the Commission upon request.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

MARINER ENERGY, INC.
Date: January 5, 2010	By:	/s/ Jesus G. Melendrez
Jesus G. Melendrez,
Senior Vice President, Chief Commercial Officer, Acting Chief Financial Officer and Treasurer

Exhibit Index

No.	Description
2.1+	Purchase and Sale Agreement, dated as of December 9, 2009, by and between Edge Petroleum Corporation, Edge Petroleum Exploration Company, Miller Exploration Company, Edge Petroleum Operating Company, Inc., Edge Petroleum Production Company, Miller Oil Corporation, and Mariner Energy, Inc.

+	Filed with a list briefly identifying the contents of omitted schedules and exhibits. Mariner agrees to furnish supplementally a copy of any omitted schedule or exhibit to the Commission upon request.

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